Exhibit 99.2

LARGE SCALE BIOLOGY CORPORATION
4th Quarter 2004 Earnings Release Conference Call

February 7, 2005
2:00 pm PT

Operator:

Good afternoon, my name is Felicia and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Large Scale Biology Corporation Fourth Quarter 2004 Earnings Release conference call hosted by Robert Erwin, Chairman of the Board; Kevin Ryan, President and Chief Executive Officer; Ronald Artale, Chief Operating and Financial Officer and Dr. Daniel Tusé, Vice President of Business Development.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.  If you would like to withdraw your question press the pound key.

Thank you. Mr. Artale, you may begin your conference.

Ronald Artale:	Thank you, Felicia. Good afternoon everyone and welcome to Large Scale Biology’s Fourth Quarter and Year-End 2004 Conference Call.

Before we get started I would like to remind you that during the course of this conference call we may make forward-looking statements, statements that involve risks and uncertainties relating to future financial or business performance.  Financial metrics like estimates of revenues or size and potential of markets for our products are examples of such forward-looking statements.  Such statements are based on our current expectations and are subject to uncertainties that may cause actual results to vary materially from projections we make today.  Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements.  So please refer to Large Scale Biology’s recent filings with the SEC, including our own Form 10-K which contain additional information on the uncertainties and risk factors related to our business under the heading “Factors that May Affect Our Business and Elsewhere.”

Today we issued a press release announcing our Fourth Quarter and Full-Year 2004 financial results.  If you would like to receive a copy of this press release, please call Large Scale Biology at (707) 469-2332.  A live webcast of this call and recorded replay may be accessed through our website at www.lsbc.com.

I will turn our call over to Kevin Ryan, our CEO and President.

Kevin Ryan:	Thank you, Ron. Thank you folks for taking time and joining us on this Large Scale Biology conference call.

The year of 2004 was a dynamic year for Large Scale, ranging from raising additional capital to fund a very diverse and yet energetic technology program; the growth and exposure of our Predictive Diagnostics subsidiary, the two former clients coming back for further use of our technology in terms of developing products, Schering-Plough Animal Health and the biowarfare program we have with the federal government; we’ve moved forward in product development in terms of making interferon that is every bit as active and as potent as what’s on the market today; our therapeutics program with the University of Louisville on HPV has shown great progress as that partner moves forward with us to develop therapeutics to contain human papillomavirus, which as you know is the basis of most cervical cancer; internal programs continue to be examined closely and opportunistically by two major potential partners that we hope to have agreements with regarding our technologies ranging from lysosomal acid lipase through a aprotinin.

The financing we raised in the year certainly gave us a stronger platform with the agreement with the State of Kentucky for the further development of tobacco opportunities and the loan attended to that.  And while that certainly financed us through the runway of 2004, we’re very active right now in looking for opportunities of financing around the base business, as well as our Predictive Diagnostics subsidiary which has drawn great attention with its very dynamic technology.

Going forward, we certainly have great belief that Large Scale Biology will render the shareholder return that we feel the technology warrants.  We have certainly a plethora of technology we have to execute with major partners. As you know a new product to -- getting an agreement with a major healthcare pharmaceutical partner is difficult enough.  It’s complicated and added to by the fact that both a platform change they’d be looking at as well as a product opportunity.

With the marketing of -- for research and manufacturing use of aprotinin through this technology we’re getting obviously a verification of the platform.  With the fact that the two partners, most importantly in the veterinary area with Schering-Plough Animal Health have returned for additional product development, again validates the technology.

So, as we look forward with our negotiations still in place with two major healthcare companies on a molecular basis, we feel that 2005 will be a very solid year for us in executing the values of the technologies developed.  I fully expect the Predictive Diagnostics subsidiary to be financed properly in the year of 2005.  So as we look forward, we don’t look with despair but increasing input of opportunity as bright people have developed bright programs, terrific programs here at LSBC.  And we’re nearing the finish line in getting agreements to capitalize on the value of these products.

And with that, I’ll turn it back to Ron.

Ronald Artale:

Thank you, Kevin.  Revenues for the Fourth Quarter of 2004 were $563,000 which on a GAAP basis, or generally accepted accounting principle basis, down about <9%> or <$58,000> in the same period of 2003.  But if we adjust last year for the final quarter event for the NIEHS fee-for-service business we were engaged in, which was $384,000, and that was discontinued at the end of 2003, the fourth quarter revenue was up more than double, up $326,000 from our prior year.  So LSBC primarily relied on some important grants and contracts and licensing revenue during the quarter, progress towards commercialization of human and animal health product continued.

Our operating costs and expenses in the fourth quarter of 2004 were $5.5 million, down more than <$2.3> million, more than 30% from last year.  But we should point out that most of that decrease resulted from nonrecurring impairment and severance charges taken last year that were associated with our exiting the fee-for-service proteomics business.  Year-over-year the unfavorable comparisons you see in quarterly General and Administrative expenses are temporary and primarily due to patent legal expenses we incurred in the quarter.

Our reported loss for the Fourth Quarter was <$4.9> million, <$0.16> a share and that compares with <$7.1> million, <$0.28> per share loss in the same period of 2003.  Adjusted for 2003’s nonrecurring impairment and severance charges I mentioned before, the <$0.16> loss in the Fourth Quarter compares with a pro forma 2003 Fourth Quarter loss of <$0.19>.

Looking at the year, revenue for the full year of 2004 was $1,767,000 and again primarily grants, contracts, research and development and commercial licensing, with small amounts of commercial product revenue.  The $1.8 million compares with the same period in 2003 of $3.6 million in revenue.  But 2003 included more than $2.1 million in the 2-D gel proteomics fee-for-service business that ended with the close of that year.  Certainly, our grant and contract revenue with distinguished collaborators at NIAID, the National Institute of Allergy and Infectious Diseases; NIST, the National Institute of Standards and Technology; our molecular evolution work with USAMRIID, the United States Army Medical Research Institute of Infectious Diseases; our HPV, our Human Papilloma Virus collaboration with the University of Louisville are important; are important in advancing LSBC’s vaccine immunotherapeutics science, and they may yield tangible future product benefits as well.  But of more sustainable near and intermediate term value, we continue to push ahead with commercially partnering our human and animal health product offerings.

Last week’s announcement of LSBC’s extension of our vaccine collaboration with Schering-Plough Animal Health, in which three vaccine candidates developed by LSBC will be used for animal clinical evaluation by Schering-Plough are an example of that.  And constructs for additional therapeutic targets will be developed by LSBC for Schering-Plough Animal Health this year.

Operating costs and expenses on a GAAP basis in 2004 were $19.3 million, down <$9.8> million or <34%> from the $29.0 million incurred in 2003.  And a more meaningful pro forma comparison that would exclude $5.0 million in asset impairments and severance charges taken in 2003 related to restructuring primarily discontinuing the Germantown proteomics business.  A better comparison between the two years would be a <$4.8> million reduction in cost and expenses, or about <20%>.  All categories of costs and expenses contribute to the year-over-year reductions on both a GAAP and a pro forma basis and meaningful too in terms of cost reduction that aren’t reflected yet during 2004 was the sublet of our LSBC Germantown, Maryland facility that formerly housed the company’s proteomics business.  From a cash and expense standpoint the sublet impacted 2004 by just $50,000, but going forward the out-of-pocket cash and expense reductions of the company will be about $1.0 million annually.

For the full year 2004, LSBC’s GAAP net loss was <$17.5> million or <$0.58> a share, compared with the loss of <$25.3> million or <$0.99> a share in 2003.  And the actual and unadjusted loss for comparison purposes in 2002 was <$33.2> million or <$1.33> a share.

The weighted average common shares, basic and diluted, for the quarter ended December 31, 2004 were 31,334,000.

Cash and marketable securities at December 31st were $1.1 million.  In conjunction with an expansion of the collaborative program with the University of Kentucky for developing plant-made pharmaceuticals, on January the 14th the company received an additional $1.9 million in financing from Kentucky Technology, Inc.  KTI is a for-profit economic development company of the University.

Thank you. That concludes our formal remarks and now I’ll open our conference call to your questions.

Operator:	At this time, I would like to remind everyone, if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Peter Sugarman, private investor.

Peter Sugarman:	Gentlemen, good evening. I’m sorry I missed the first couple of minutes because your international line is not working properly so I’ve come through on the domestic line.

In early January, a Swiss company, Cytose, announced an animal health deal with Pfizer for two unspecified biopharmaceuticals and its share price immediately climbed up by over 25%, increasing the company’s market capitalization by about $40 million.  Last week, you announced a deal with Schering-Plough which on the face of it sounds very similar to Pfizer’s deal and your share price seems to have gone sideways.  Could you perhaps use this call to put a little more flesh on the barebones of last week’s announcement so that we can assess whether the U.S. or Swiss markets are more rational?

Kevin Ryan:	Peter, this is Kevin. Dr. Tusé will fill you in on the technology comparison.

Dr. Daniel Tusé:

Thank you for your question, Peter.  Let me elaborate a little bit because that’s a very fair question.  During 2004, Schering-Plough Animal Health, which is Schering-Plough’s Worldwide Animal Health business unit, formed an exploratory collaboration with LSBC with the goal of assessing whether products made by our gene expression production technology met the safety and efficacy criteria, one evaluated under intended animal species that would constitute the actual market.  So, the collaboration that we have in place is really a feasibility study.  And it was built on an LSBC product target, mainly feline parvovirus, a sub-unit vaccine, plus two additional product targets that were being studied at the time by Schering-Plough.

LSBC expressed the genes for these three products, developed and optimized manufacturing processes around them, developed and implemented analytic and quality systems and produced and delivered sufficient quantities of these molecules for Schering to begin animal studies.  Now our team at the time may have broken some form of record because Schering has never had a situation where three animal products, ready for clinical trials, were delivered to them in the period of 11 months.  So, we’re very happy and they are very happy with the speed and flexibility of our manufacturing platform.

Now because animal studies require many months to complete, as I’m sure you know, often involving dose optimization, formulation, use of adjuvants, efficacy in a broad number of animal species and other factors, Schering initiated first-round animal tests last year, but their completion will take place later this year.  So, to allow for full evaluation of the existing as well as new product candidates, Schering and LSBC recently announced the extension of this feasibility phase of their collaboration throughout 2005.  If the results of these ongoing studies are positive and the candidate products meet all the safety and efficacy criteria that Schering expects, Schering will decide whether to proceed towards commercialization; and at that time, Schering and LSBC would need to enter into a different type of agreement than what we have in place today; namely, an agreement that has the commercial endpoint and that would include upfront license payments, milestone payments, transfer payments for purchased products, as well as royalties from the sale of the products by Schering.

Now this decision at least for some of the molecules that are under study now will be made later this year and when the results are in, I think Schering and LSBC will proceed to those discussions.  Now if we do enter into that kind of advanced commercial development and commercialization agreement, at that time it would be very similar to the Cytose/Pfizer Animal Health recently announced collaboration which has that flavor, in other words, a much more involved and higher level of commitment from both partners.  But until the data from ongoing animal studies is completed, there is no basis for forming a more strategic alliance with Schering or anybody else because the proof is in the pudding as they say and that’s the work has proceeded very well, but we have to take the first step before we get to the second step.

Peter Sugarman:	That sounds promising.

Dr. Daniel Tusé:	I hope that answered your question.

Peter Sugarman:	Can you give us some hint of which other animals are involved? Is it just domestic animals or is it farm animals as well?

Dr. Daniel Tusé:

It involves companion animals as well as domestic or herd animals, so we’re looking very broadly at a number of new indications as well as the ones we initiated last year and this could really readily become a very ambitious program for both companies.  But again, we’re at the feasibility stage and hopefully it’ll lead to that second level of commitment from Schering and we’re certainly looking forward to build on a model similar to the Pfizer Animal/Cytose collaboration that was announced last month.

Peter Sugarman:

Thank you.  One question on Predictive if I may.  There’s been considerable interest in the last few months, since the last conference call, in the biomarker diagnostic business; for example, with announcements from both Ciphergen and around prostate cancer and Roche claiming FDA approval for its AmpliChip product.  Meanwhile, we still seem to be waiting on Predictive for publication of meaningful peer review data.  Can you give investors more information about a path of commercialization with Predictive’s technology?  And do you feel that PPD’s acquisition of SurroMed’s diagnostic biomarker business -- cash, stock, and debt which looked to be worth about $34 million, provides a useful price point comparison to PDI?

Kevin Ryan:

Peter, I’ll answer the last part first and I certainly do think that that is a nice price point upon which to focus our technology and certainly puts a value to the broad field.  As you so aptly described, the interest has risen dramatically over the six-month period as we witnessed personally at the JPMorgan conference.

For the outline on how we’re doing and the prospects, separated from the financial aspects activity around PDI, John Rakitan has joined us, General Manager of PDI, and we’ll have John take you through that.

John Rakitan:

Peter, I think the stuff we’re focusing on now is to develop for commercialization, tests for some of the serious high mortality cancers based on the work we’ve done in the past through our collaborations which have been very encouraging and we’ve had outstanding, we think, results in analysis in diagnosing diseases such as lung cancer, prostate, breast and others.

The big news is, an extraordinary capability that we now have, is we have a fully operational lab so that we can take blood samples and carry them all the way through the analysis, at the lab level all the way through our informatic analysis through our BAMF technology.  And this is very significant because as we go forward for commercialization, it will require us to demonstrate our capability from taking the lab sample all the way through the analysis and that’s required if we’re going to obtain FDA approval or to qualify for a home brew exemption.

So, I think the good news is we continue to have outstanding results with the analysis we’ve performed and now we can in fact do the entire process here.  In the past, we had used spectra produced by our collaboration such as with the FDA and NCI.  And now we can produce our own spectra and take it all the way; so it’s very, very exciting.  And as I said, we are in the process now of developing tests for commercialization.

Peter Sugarman:	Any more news on the peer review data?

John Rakitan:

We have -- we in fact, again I can’t tell you which one, but we do have a paper which I understand has now been submitted and we’re waiting for results from the appropriate review by the editors committee; and when that happens, we’ll be very pleased to let everybody know.

Peter Sugarman:

Okay, one last question if I may – not on the subjects covered so far.  And my apologies if I just missed the subject in the early part of your conference call, but did you give data on your aprotinin sales and what are the prospects in the early term and mid-term around possible aprotinin?

Kevin Ryan:

Peter, we did not give breakout numbers on aprotinin which is at this stage still the research quantities through Sigma-Aldridge.  We did indicate that the aggressive negotiations continue.  We have not been shut out of the major contacts and I think that’s about all I can really tell you with real firmness.  The negotiations go on, the interest -- major partner goes on.  They’re spending a considerable amount of internal and external resource from FDA right on down and we had hoped to receive -- they had hoped to receive what they were looking for from regulatory body the first week of February.  As of -- Daniel contacted over the weekend.  They didn’t get it Friday and we were just musing with their – on government time is first week of February -- when the first day of February, Monday, February 7th versus January 31st.  So, the partner is very anxiously awaiting that data as we are.

Peter Sugarman:	Thank you very much.

Operator:	Again, I would like to remind everyone, in order to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

At this time there are no further questions. Mr. Artale, are there any closing remarks?

Ronald Artale:	Kevin?

Kevin Ryan:	Go ahead, Ron.

Ronald Artale:

I would like to -- we’d like to thank everyone who participated in our call today and we thank you for your continued confidence in us.  And we look forward to further news on our programs in the very near future.

Ronald Artale:	Thank you.

Kevin Ryan:	Thank you very much.

Operator:	This concludes today’s Large Scale Biology Corporation Fourth Quarter 2004 Earnings Release conference call. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements.  Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our ability to obtain additional capital to fund our ongoing operations, our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities.  We cannot guarantee future results, levels of activity, performance or achievements.  You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q.  Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.